First Quarter 2016
Conference Call Script
February 4, 2016
9:00 a.m.
Martie Zakas, Introduction and Safe Harbor Statement
Good morning everyone. Welcome to Mueller Water Products’ 2016 first quarter conference call. We issued our press release reporting results of operations for the quarter ended December 31, 2015 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing the first quarter’s results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call,

and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses our forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year. Our fiscal year ends on September 30.

A replay of this morning’s call will be available for 30 days after the call at 1-800-756-6991. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

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After the prepared remarks, we will open the call to questions. I’ll now turn the call over to Greg.

Greg Hyland:
Thanks Martie.

Thanks for joining us today as we discuss our results for the 2016 first quarter.

I’ll begin with a brief overview followed by Evan’s more detailed financial report. I will then provide additional color on the quarter’s results and developments in our end markets, as well as our outlook for the 2016 second quarter.

We saw strong growth in sales of Mueller Co.'s core products and continued improvement in its operating performance. Domestic net sales of Mueller Co.'s valves, hydrants and brass products increased 9.2 percent year-over-year in the first quarter. Mueller Co.'s adjusted operating income increased 17.1 percent, or 250 basis points, and its adjusted EBITDA margin improved to 22.4 percent.

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Anvil's net sales for the first quarter decreased $17.5 million year-over-year to $79.6 million, primarily due to lower shipment volumes to the oil & gas markets, as we expected.  While the downturn in the oil & gas markets has not yet abated, we believe year-over-year comparisons should ease through the balance of 2016.

Net sales and adjusted operating income for Mueller Technologies were each slightly lower year-over-year. However, backlog and projects awarded at both Mueller Systems and Echologics are up substantially. Mueller Technologies' focus remains on accelerating growth of its higher-margin AMI and leak detection technologies, and improving operating performance over the course of the year.

We continue to expect growth in demand for our products in our addressed water markets in 2016 driven by both municipal and residential construction spending.

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Adjusted net income per share for the quarter was $0.04 versus $0.03 a year ago, and we believe we are on track to meet our expectations for the full year.

With that, I’ll turn the call over to Evan.

Evan Hart - Financial Summary
Thanks Greg, and good morning everyone. I’ll first review our first quarter consolidated financial results and then discuss segment performance.

Net sales for the 2016 first quarter of $242.7 million decreased $19.1 million, or 7.3 percent, from 2015 first quarter net sales of $261.8 million, due primarily to lower shipment volumes at Anvil, the divestiture of our Canadian municipal castings business in December 2014 and unfavorable Canadian currency exchange rates.

Gross profit was $68.7 million for the 2016 first quarter compared with $71.3 million for the 2015 first quarter. Gross margin increased 110 basis points to 28.3 percent in the 2016 first quarter from 27.2 percent in the 2015 first quarter.

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Selling, general and administrative expenses were lower year-over-year due primarily to personnel-related expenses. Selling, general and administrative expenses were $53.0 million in the 2016 first quarter, compared with $55.0 million in the 2015 first quarter.

Adjusted operating income for the 2016 first quarter decreased $0.6 million to $15.7 million as compared with $16.3 million for the 2015 first quarter. Although Mueller Co. improved its results by $3.5 million, or 17.1 percent, this improvement was more than offset by a decline of $3.5 million at Anvil and $0.4 million at Mueller Technologies.

Adjusted EBITDA for the 2016 first quarter decreased to $28.7 million compared with $30.6 million for the 2015 first quarter.

We again experienced lower interest expense this quarter, down $3.3 million from last year. We benefited this quarter due to lower interest rates and lower amounts of debt outstanding following the refinancing we completed in November

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2014. Interest expense, net for the 2016 first quarter declined to $6.1 million, as compared with $9.4 million for the 2015 first quarter.

Income tax expense for the 2016 first quarter of $2.6 million was 29.5 percent of income before income taxes, and included a benefit of $0.5 million primarily related to research and development tax credits. For the 2015 first quarter, the effective income tax rate was 38.0 percent.

Adjusted net income per diluted share improved to $0.04 for the 2016 first quarter compared with $0.03 in the 2015 first quarter. Net income per diluted share for the 2016 first quarter was $0.04 compared with a net loss per diluted share of $0.13 in the prior year, largely due to expenses associated with our debt refinancing.

I’ll now move on to segment performance, addressing each of our three reporting segments beginning with Mueller Co.

Net sales for the 2016 first quarter was essentially flat year-over-year. We saw a nice improvement with domestic net sales of valves, hydrants and brass

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products increasing 9.2 percent, which was offset by $4.1 million of lower sales of Henry Pratt's water treatment valves and $3.7 million related to the divestiture of our Canadian municipal castings business and unfavorable Canadian currency exchange rates. However, net sales from our ongoing Canadian operations were up about 10 percent in local currency.

We experienced strong improvement in adjusted operating income, largely due to product mix. Adjusted operating income for the 2016 first quarter increased 17.1 percent to $24.0 million as compared with $20.5 million for the 2015 first quarter. Adjusted operating margin for the 2016 first quarter improved 250 basis points to 16.6 percent as compared with 14.1 percent for the 2015 first quarter.

Adjusted EBITDA for the 2016 first quarter increased to $32.4 million compared with $30.2 million for the 2015 first quarter, and adjusted EBITDA margin for the quarter increased 160 basis points to 22.4 percent from 20.8 percent last year.

I’ll now turn to Anvil…

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Net sales for the 2016 first quarter decreased 18.0 percent to $79.6 million as compared with $97.1 million for the 2015 first quarter. This decrease resulted from lower shipment volumes, primarily into the oil & gas markets.

Adjusted operating income for the 2016 first quarter was $3.7 million as compared with $7.2 million for the 2015 first quarter. This decline reflects lower net sales and an unfavorable shift in product mix.

I’ll now conclude with Mueller Technologies …

Net sales for the 2016 first quarter decreased 6.1 percent to $18.4 million as compared with $19.6 million for the 2015 first quarter. This decrease resulted primarily from lower shipment volumes as we transition to a greater focus on growing our higher-margin AMR and AMI product lines. In fact, during the quarter, sales at Mueller Systems declined 12.1 percent but margins improved driven by higher AMI shipments. We feel confident that Mueller Technologies' financial performance will improve meaningfully this year.

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Adjusted operating loss for the 2016 first quarter was $3.3 million as compared with $2.9 million for the 2015 first quarter.

Turning now to a discussion of our liquidity...

Free cash flow, which is cash flows from operating activities less capital expenditures, was negative $3.8 million for the 2016 first quarter, a $30.5 million increase compared with the 2015 first quarter. Greg will discuss free cash flow for the full year, and we expect that free cash flow generation will improve year-over-year.

At December 31, 2015, total debt was comprised of a $485.7 million senior secured term loan due November 2021 and $2.3 million of other. The term loan accrues interest at a floating rate equal to LIBOR, subject to a floor of 75 basis points, plus a margin of 325 basis points.

Net debt leverage was 2.0x at December 31, 2015. Our excess availability under the ABL Agreement was about $144 million.

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I’ll now turn the call back to Greg.

Greg Hyland
Thanks Evan.

I’ll now provide summary comments on our 2016 first quarter results and end markets, and provide an overview of our expectations and outlook for the second quarter and full year.

I will begin with Mueller Co.

We were pleased with the 9.2 percent growth in domestic sales of valves, hydrants and brass products, which was driven by both residential construction and municipal spending. As we noted, net sales of Henry Pratt's water treatment valves declined in the quarter. A substantial portion of this business can be choppy depending on the timing of projects in its backlog. As you may recall, we pointed out on our last call that sales of Henry Pratt's water treatment valves were very strong in the 2015 fourth quarter and we expected to see a drop off, both sequentially and year-over-year, in the 2016 first quarter.

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Mueller Co.'s net sales during the first quarter were also impacted by unfavorable changes in Canadian currency exchange rates. We will also remind you that starting with our 2016 second quarter, we will no longer have a negative comparison due to the divestiture of our Canadian municipal castings business since that transaction closed in December 2014.

Mueller Co. again delivered impressive operating performance. Higher shipment volumes, a favorable mix of higher-margin products, lower raw material costs and improved operating efficiencies helped drive a 250 basis point improvement in adjusted operating margin. Looking at our latest 12 months, Mueller Co.'s adjusted EBITDA margin was 26.5 percent, a 190 basis point improvement from the prior trailing twelve-month period.

Turning now to Anvil

As expected, sales into the oil & gas markets declined approximately 65 percent in the first quarter. Anvil's sales into these markets have generally correlated with rig counts, which were also down approximately 65 percent year-over-year in the first quarter.

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Overall, Anvil's sales outside of the oil & gas markets were down although results varied by end market. Sales into fire protection were up, but this increase was offset by lower industrial sales.

    Anvil's adjusted operating income declined $3.5 million in the first quarter. The impact of lower shipment volumes was partially offset by cost reductions and lower raw material costs.

At Mueller Technologies, first quarter net sales declined primarily due to lower shipments.

Shipments at Mueller Systems declined $2.1 million during the quarter primarily due to a decline in shipments of our visual read and AMR meters. AMI shipments grew $2.6 million, an increase of more than 50 percent. Our strategy is to focus on the AMI segment of the meter systems market, and we are encouraged with our progress. Mueller Systems is beginning to benefit from its recent introduction of new, longer-range radio capabilities, which, among other things, lower the cost of investment for end users. Echologics' net sales increased over

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20 percent compared to the prior year as our fixed leak detection technology continues to gain traction in the market.

Mueller Technologies' adjusted operating loss of $3.3 million for the first quarter was $0.4 million higher from the prior year primarily due to higher spending at Echologics associated with investments in business development. Higher margins at Mueller Systems from increased AMI shipments partially offset the higher spending at Echologics.

Turning now to our outlook for the 2016 second quarter.

I'll begin with Mueller Co.

Mueller Co. has announced valve and hydrant price increases for both the U.S. and Canadian markets. A 7 percent increase in the U.S. is effective as of February 12, and a 10 percent increase in Canada was effective February 1. We saw a significant pull forward of orders last year ahead of the effective date of the price increase, a large number of which shipped in the second quarter. We anticipate a pull forward of order dollars similar to last year.

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With this in mind, we expect low-to-mid-single digit percentage growth in domestic shipments of valves, hydrants and brass products in the second quarter on a year-over-year basis. This growth is expected to be partially offset by lower shipments of water treatment valves and unfavorable Canadian currency exchange rates. Overall, Mueller Co. net sales for the second quarter are expected to increase only slightly compared to the prior year.

We also expect Mueller Co.'s adjusted operating income for the second quarter to slightly improve compared to the prior year.

Turning now to Anvil

Net sales for the second quarter are expected to be essentially flat compared to the prior year. While we expect a 40 percent decline in shipments into the oil & gas markets, we expect this decline will be offset by higher shipments to other markets. The expected decline in shipments into the oil & gas markets is less than the declines we have seen in the past several quarters.

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We expect Anvil's adjusted operating income for the second quarter will be essentially flat compared to the prior year. Anvil should benefit from cost reductions it has implemented and from lower raw material costs, but these benefits should be offset by an unfavorable product mix.

At Mueller Technologies, net sales for the second quarter should be slightly lower compared to the prior year. However, we expect to continue to see year-over-year growth of our AMI systems.

We expect Mueller Technologies' adjusted operating loss will improve slightly in the second quarter, as it should benefit from a more favorable product mix. Mueller Systems began the second quarter with higher year-over-year AMI backlog and projects awarded, and Echologics had a greater number of projects under contract compared to the prior year.

For the 2016 full year, key variables include: corporate expenses, which are expected to be $36-38 million, depreciation and amortization, which is expected to be $55-57 million, and interest expense, which is expected to be $23-25 million.

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We expect our adjusted effective income tax rate to be 36-38 percent and capital expenditures to be $38-40 million.

We expect 2016 free cash flow to be driven by improved operating results and an improvement in working capital. We also expect to make only minimal cash contributions to our pension plans. Our target is for free cash flow to exceed adjusted net income, and we expect free cash flow to be higher than in 2015.

Domestic sales of Mueller Co.'s valves, hydrants and brass products grew over 9 percent in the first quarter, and we remain confident in our full-year expectations that we will continue to see growth in demand from our addressed residential construction and municipal markets. In addition, we believe domestic sales of Mueller Co.'s valves, hydrants and brass products will grow in the high single digits in the second half of the year due to growth in end market demand. Additionally, Mueller Co. should have easier comparisons for these products in the second half of the year in light of the excessive rain certain parts of the country experienced in May and June of 2015, which negatively impacted construction activity. Also, as we mentioned, the backlog and projects awarded at Mueller Technologies are up nicely, as we shift to a higher-margin mix of AMI orders.

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Most of that backlog remains on schedule to ship in the second half of the year. We expect Mueller Technologies to show year-over-year net sales growth of about 10 -15 percent and for its adjusted operating income to improve about $7-$10 million. Finally, we believe Anvil will see easier comparisons in the second half of the year for sales into the oil & gas markets. Consequently, our outlook for Mueller Water Products for the full year remains unchanged.

    With that operator, I will open up this call for questions.

That concludes today’s call. Thank you for your interest in Mueller Water Products and for joining us this morning.

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